UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  April 23, 2009

ISCO INTERNATIONAL, INC.
 (Exact name of registrant as specified in its charter)

Delaware	001-22302	36-3688459
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

1001 Cambridge Drive
Elk Grove Village, IL	60007
(Address of principal executive offices)	(Zip Code)

(847) 391-9400
 (Registrant’s telephone number, including area code)

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.01	Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing.

On April 23, 2009, the NYSE Alternext US LLC (the “Exchange”) submitted a Form 25 to the Securities and Exchange Commission (the “SEC”) to strike ISCO International, Inc.’s (the “Company”) common stock from listing and registration on the Exchange. The delisting takes effect 10 days after the filing of the Form 25 with the SEC. As previously reported, the Company’s common stock has been quoted on the OTC Bulletin Board since February 19, 2009.

Item 8.01                      Other Events.

The Company has determined, based on recent information regarding the timing of expected sales and its assessment of current economic conditions, that, in all likelihood, the Company will not achieve its anticipated near term revenue, net income or cash flow targets. The Company currently has approximately $24 million in outstanding indebtedness, in the aggregate, payable to its lenders, Manchester Securities Corporation and Alexander Finance, L.P. (the “Lenders”) under the terms of several notes secured by all of the Company’s assets (the “Notes”).   Approximately $14 million comes due under the Notes in August 2009. While discussions continue, as of the date hereof, neither of the Lenders has indicated a willingness to provide any additional funding to the Company or to restructure the terms of the Notes. Based on the analysis of its current financial position, the Company has determined that, without additional financing, it will be required to cease operations during the second quarter of 2009.

If there is an occurrence of an “event of default” under the Notes, the Lenders would have the ability to declare all outstanding amounts under the Notes to be immediately due and payable by the Company. The Company does not have the funds necessary to repay the Notes. Therefore, the Lenders would also have the ability to exercise the remedies available under the Notes and applicable law, including taking possession of the Company’s assets. Events such as the failure by the Company to file its periodic reports on a timely basis as previously disclosed on its Form 12b-25 filed with the SEC on April 1, 2009 and its Current Report on Form 8-K filed on April 16, 2009 or ceasing of Company operations could result in the Lenders’ pursuing their remedies under the Notes.

The Company’s Board of Directors is currently considering the limited options available to the Company beyond the numerous strategic options that have already been explored. However, the proceeds of any sale of the Company’s assets would not be expected to exceed the amount of indebtedness outstanding under the Notes. At this time, the Company and the Board do not believe that there are any options that would provide any payment to the Company’s stockholders for their shares of stock if the Company continues to be unable to secure new financing or the Lenders exercise their rights under the Notes.

Forward-Looking Statements:

The statements contained above include forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 (“PSLRA”). When used herein and in future filings by us with the SEC, in our news releases, presentations to securities analysts or investors, and in oral statements made by or with the approval of one of our executive officers, the words or phrases “believes,” “anticipates,” “expects,” “plans,” “seeks,” “intends,” “will likely result,” “estimates,” “projects” or similar expressions are intended to identify such forward-looking statements. These statements are intended to take advantage of the “safe harbor” provisions of the PSLRA. These forward-looking statements involve risks and uncertainties that may cause our actual results to differ materially from the results discussed in the forward-looking statements. Such risks and uncertainties include whether the Company will be able to secure new financing on a timely basis, the ability of the Company to begin operating profitably or to generate positive cash flow even if such financing is obtained, the actual amount of proceeds received should the Company’s assets be sold and the other factors described in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2007, and the subsequent Quarterly Reports on Form 10-Q for the quarters ended March 31, June 30 and September 30, 2008.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this current report to be signed on its behalf by the undersigned, thereunto duly authorized.

ISCO INTERNATIONAL, INC.

By:	/s/ Gary Berger
Name : Gary Berger
Title : Chief Financial Officer
Date: April 24, 2009